Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Solar Power, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 29, 2006 to the Shareholders and Board of Directors of Solar Power, Inc., a California corporation (“SPI”), on the consolidated balance sheet of SPI and its subsidiaries as of December 31, 2005, and the related consolidated statements of income, stockholders’ equity and cash flow for the eleven months ended December 31, 2005 which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO McCabe Lo Limited
BDO McCabe Lo Limited

Hong Kong, January 16, 2007